Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the March 31, 2019 Quarter

Company Release – 04/18/2019

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended March 31, 2019 of $2.2 million, or $0.24 per diluted share, compared to $2.0 million, or $0.22 per diluted share, for the three months ended March 31, 2018.

Dave Mansfield, Chief Executive Officer said, “I am pleased with our first quarter results. Loan growth remains strong, and ongoing efforts to implement a continuous improvement culture based on lean principals have enhanced both our employee and customer experience. In the first quarter, we took steps to establish technology partnerships, which may enable us to roll out unique deposit offerings later in the year. These efforts and initiatives are essential to growing low-cost, stable deposits that will greatly benefit the Bank’s liquidity and net interest margin.”

Net interest and dividend income before provision for loan losses increased by $1.4 million, or 16.5%, compared to the three months ended March 31, 2018. The growth in net interest and dividend income this quarter over the prior year’s first quarter is primarily the result of an increase in our average interest-earning assets of $86.8 million, or 10.4%, and an increase in net interest margin of 23 basis points to 4.40%.

Provisions for loan losses of $1.5 million were recognized for the three months ended March 31, 2019 compared to $656,000 for the same period in 2018. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.36% as of March 31, 2019 compared to 1.38% as of December 31, 2018. The allowance for loan losses as a percentage of non-performing loans was 141.58% as of March 31, 2019 compared to 186.55% as of December 31, 2018. Non-performing loans were $8.4 million, or 0.84% of total assets as of March 31, 2019, compared to $6.3 million, or 0.64% of total assets as of December 31, 2018. The non-performing loans at March 31, 2019 consist primarily of four commercial and industrial loan relationships. Impairment was evaluated and specific reserves of $886,000 were allocated to impaired loans as of March 31, 2019.

During the quarter ended March 31, 2019, the Bank charged-off a commercial and industrial loan that was originated through the BancAlliance network totaling $917,000. BancAlliance has a membership of approximately 200 community banks that together participate in middle market commercial and industrial loans as a way to diversify their commercial portfolio. As of March 31, 2019, the Bank has ten BancAlliance loan relationships remaining totaling $13.9 million. Out of the ten relationships, five totaling $6.8 million are pass rated, two totaling $3.4 million are on watch and three totaling $3.7 million are substandard. Two relationships totaling $3.2 million are on non-accrual and deemed impaired. We have allocated specific reserves totaling $345,000 for these impaired loans. Our last BancAlliance loan origination was in February 2017 and at this time we are not anticipating originating any new loans through this network.

Noninterest income increased $33,000, or 3.3%, and was $1.0 million for each of the three months ended March 31, 2019 and 2018. The increase is primarily due to an increase in gains on sales of securities of $113,000, partially offset by decreases of $33,000, or 9.1%, in customer service fees on deposit accounts and $43,000, or 9.5%, in other service charges and fees.

Noninterest expense increased $370,000, or 5.8%, to $6.7 million for the three months ended March 31, 2019 compared to $6.4 million for the three months ended March 31, 2018. The primary increases for the three months ended March 31, 2019 were salary and employee benefits expense, occupancy expense, and professional fees, offset by a decrease in other expense. The increase of $130,000, or 3.1%, for the three months ended March 31, 2019 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2018. The increase of $194,000, or 43.1%, in occupancy expense for the three months ended March 31, 2019 was primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in May 2019. The increase of $174,000, or 70.2%, for the three months ended March 31, 2019 in professional fees was due to increased consulting services and increased legal expenses related to certain subordinated lienholders that are disputing the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale. The decrease of $131,000, or 13.5%, in other expense was primarily due to FDIC assessment credits received and decreased loan workout expenses.

As of March 31, 2019, total assets have increased $24.4 million, or 2.5%, to $998.5 million compared to $974.1 million at December 31, 2018. The primary reasons for the increase are due to increases in net loans and premises and equipment, partially offset by decreases in cash and cash equivalents and investments in available-for-sale securities. Net loans increased $23.7 million, or 2.8%, to $859.3 million as of March 31, 2019 compared to $835.5 million at December 31, 2018. The increase in net loans was due to an increase in commercial loans of $20.8 million, or 5.7%, and an increase in commercial real estate loans of $8.6 million, or 2.3%, offset by a decrease of $2.5 million, or 4.3%, in residential real estate loans and a decrease of $2.2 million, or 4.9%, in construction and land development loans. The increase in premises and equipment of $5.4 million, or 33.5%, was primarily due to increases in construction in progress costs of $1.6 million, or 28.1%, and the adoption of ASU (Accounting Standards Update) No. 2016-02, Leases (Topic 842). This standard was effective January 1, 2019 and required us to recognize on our balance sheet right-of-use assets, which approximate the present value of our remaining lease payments. As of March 31, 2019, the balance of the right-of-use assets was $3.8 million. The decrease in cash and cash equivalents of $4.9 million, or 17.1%, was due to utilizing funds for loan growth. The decrease in investments in available-for-sale securities of $1.7 million, or 3.4%, resulted primarily from principal pay downs and also a decrease in the fair value of the securities.

Total liabilities increased $21.8 million, or 2.6%, due to increased deposits, borrowings, and operating lease liabilities. Deposits were $775.3 million as of March 31, 2019, representing an increase of $7.2 million, or 0.9%, compared to December 31, 2018. The primary reason for the increase in deposits was due to an increase of $22.7 million, or 23.3%, in time deposits and an increase of $6.3 million, or 5.8%, in savings accounts, partially offset by a decrease in NOW and demand deposits of $19.8 million, or 6.0%. The increase in time deposits is primarily due to increases in brokered certificates of deposit of $13.3 million, or 23.9%, and an increase of $9.9 million, or 190.6%, from Qwickrate, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits. The increase in savings accounts is primarily due to municipal deposits transferring from NOW and demand deposits to a savings account product. In addition to the municipal deposit transfer, NOW and demand deposits decreased due to the seasonality of municipal deposit balances as well as a decrease in some of our high rate relationships. Borrowings increased $11.9 million, or 17.5%, to $79.9 million as of March 31, 2019 primarily due to loan growth funding. Operating lease liabilities were $3.9 million as of March 31, 2019 due to the adoption of ASU No. 2016-02.

As of December 31, 2018, shareholders’ equity was $128.3 million compared to $125.6 million at December 31, 2018, representing an increase of $2.7 million, or 2.1%. The increase is primarily due to net income of $2.2 million for the current year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.3% of Provident Bancorp, Inc.’s outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the effects of the recent federal government shutdown, and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly reports on forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	March 31,	December 31,
(In thousands)	2019	2018
Assets	(unaudited)
Cash and due from banks	$9,151	$10,941
Short-term investments	14,575	17,672
Cash and cash equivalents	23,726	28,613
Investments in available-for-sale securities (at fair value)	49,662	51,403
Federal Home Loan Bank stock, at cost	3,515	2,650
Loans, net	859,269	835,528
Bank owned life insurance	26,403	26,226
Premises and equipment, net	21,467	16,086
Other real estate owned	1,720	1,676
Accrued interest receivable	3,171	2,638
Deferred tax asset, net	6,589	6,437
Other assets	2,997	2,822
Total assets	$998,519	$974,079

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$198,733	$195,293
Interest-bearing	576,544	572,803
Total deposits	775,277	768,096
Borrowings	79,942	68,022
Operating lease liabilities	3,919	-
Other liabilities	11,109	12,377
Total liabilities	870,247	848,495
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,662,181 shares issued, 9,625,719 shares outstanding at March 31, 2019 and December 31, 2018	-	-
Additional paid-in capital	46,236	45,895
Retained earnings	85,569	83,351
Accumulated other comprehensive (loss) income	(186)	(255)
Unearned compensation - ESOP	(2,559)	(2,619)
Treasury stock: 36,462 shares	(788)	(788)
Total shareholders' equity	128,272	125,584
Total liabilities and shareholders' equity	$998,519	$974,079

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2019	2018
Interest and dividend income:	(unaudited)
Interest and fees on loans	$11,699	$9,276
Interest and dividends on securities	404	435
Interest on short-term investments	26	42
Total interest and dividend income	12,129	9,753
Interest expense:
Interest on deposits	1,437	920
Interest on borrowings	534	114
Total interest expense	1,971	1,034
Net interest and dividend income	10,158	8,719
Provision for loan losses	1,462	656
Net interest and dividend income after provision for loan losses	8,696	8,063
Noninterest income:
Customer service fees on deposit accounts	329	362
Service charges and fees - other	412	455
Gain on sale of securities, net	113	-
Bank owned life insurance income	177	171
Other income	15	25
Total noninterest income	1,046	1,013
Noninterest expense:
Salaries and employee benefits	4,294	4,164
Occupancy expense	644	450
Equipment expense	106	122
Data processing	203	204
Marketing expense	55	53
Professional fees	422	248
Directors' fees	181	163
Other	841	972
Total noninterest expense	6,746	6,376
Income before income tax expense	2,996	2,700
Income tax expense	778	678
Net income	$2,218	$2,022

Earnings per share:
Basic	$0.24	$0.22
Diluted	$0.24	$0.22

Weighted Average Shares:
Basic	9,267,106	9,219,865
Diluted	9,305,284	9,295,003

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three
	months ended
	March 31,
	2019	2018
(unaudited)
Performance Ratios:
Return on average assets (1)	0.90%	0.91%
Return on average equity (1)	6.75%	6.92%
Interest rate spread (1) (3)	4.04%	3.95%
Net interest margin (1) (4)	4.40%	4.17%
Non-interest expense to average assets (1)	2.73%	2.88%
Efficiency ratio (5)	60.82%	65.52%
Average interest-earning assets to
average interest-bearing liabilities	142.11%	144.55%
Average equity to average assets	13.30%	13.17%

	At	At	At
	March 31,	December 31,	March 31,
(unaudited)	2019	2018	2018
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.36%	1.38%	1.33%
Allowance for loan losses as a percent of non-performing loans	141.58%	186.55%	106.80%
Non-performing loans as a percent of total loans (2)	0.96%	0.74%	1.24%
Non-performing loans as a percent of total assets	0.84%	0.64%	1.08%
Non-performing assets as a percent of total assets (6)	1.01%	0.81%	1.08%

(1)	Annualized for the three months periods.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.